EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-37440) pertaining to the (1) HealthStream, Inc. 1994 Employee Stock Option Plan; (2) HealthStream, Inc. 2000 Stock Incentive Plan; and (3) HealthStream, Inc. Employee Stock Purchase Plan, of our report dated March 27, 2007, with respect to the consolidated financial statements of HealthStream, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Nashville, Tennessee
March 27, 2007